        Exhibit 4.1
SUPPLEMENTAL INDENTURE
This SUPPLEMENTAL INDENTURE, dated as of August __, 2025 (this “Supplemental Indenture”), by and among LMF 2023-1, LLC, as issuer (the “Issuer”), LUMENT COMMERCIAL MORTGAGE TRUST, as advancing agent (the “Advancing Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (the “Trustee”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as note administrator (in such capacity, the “Note Administrator”) and as custodian (in such capacity, the “Custodian”), amends the Indenture, dated as of July 12, 2023 (the “Indenture”), by and among the Issuer, the Advancing Agent, the Trustee, the Note Administrator and the Custodian.
RECITALS
WHEREAS, Section 8.1(b) of the Indenture provides that without prior notice to, and without the consent of, the Class A Lenders or the Holders of any Notes, and without satisfaction of the Rating Agency Condition, the Issuer, when authorized by Board Resolutions of the Issuer, the Advancing Agent, the Trustee, the Note Administrator and the Custodian may enter into one or more indentures to correct any defect or ambiguity in the Indenture in order to address any manifest error, omission or mistake in any provision of the Indenture;
WHEREAS, in accordance with the Indenture, by the execution and delivery of this Supplemental Indenture, the parties hereby amend the Indenture to the extent and on the terms set forth in this Supplemental Indenture;
NOW, THEREFORE, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each party hereto agrees as follows for the benefit of the other parties and for the benefit of the Noteholders:
1.Defined Terms. Capitalized terms used in this Supplemental Indenture, and not defined herein shall have the meanings assigned to such terms in the Indenture.
2.Amendments.
(a) The definition of “Interest Accrual Period” in Section 1.1 of the Indenture is hereby deleted in its entirety and replaced with the following:
“Interest Accrual Period”: With respect to the Class A Loans and the Notes and each Payment Date, the period from and including the immediately preceding Payment Date to, but excluding, such Payment Date.
3.Effectiveness.
The Issuer hereby confirms to the other parties hereto that the conditions precedent to the effectiveness of this Supplemental Indenture have been satisfied.

4.Effect on Successors and Assigns.
The provisions of this Supplemental Indenture shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Trustee and Noteholders.
5.Counterparts and Signatures.
This Supplemental Indenture shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any other electronic signature permitted by the U.S. Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signature law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case, to the extent applicable; provided that original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity and legal effect as an original manual signature, and shall be equally admissible for evidentiary purposes. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Delivery of an executed counterpart of a signature page of this Supplemental Indenture in Portable Document Format (PDF) by electronic transmission shall be as effective as delivery of a manually executed original counterpart to this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
6.Headings.
The headings in this Supplemental Indenture are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
7.Indenture in Full Force and Effect as Amended.
Upon execution of this Supplemental Indenture, the Indenture shall be, and be deemed to be, modified and amended in accordance with this Supplemental Indenture. Except as specifically amended hereby, all of the terms and conditions of the Indenture are in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. All references to the Indenture in any other document or instrument shall be deemed to mean the Indenture as amended by this Supplemental Indenture. This Supplemental Indenture shall not constitute a novation of the Indenture but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Indenture, as amended by this Supplemental Indenture, as though the terms and obligations of the Indenture were set forth herein.

8.Governing Law.
THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered as of the day and year first above written.
LMF 2023-1, LLC, as Issuer
By:     /s/ James A. Briggs
Name: James A. Briggs
Title: Chief Financial Officer
LUMENT COMMERCIAL MORTGAGE TRUST, as Advancing Agent
By:     /s/ James A. Briggs
Name: James A. Briggs
Title: Chief Financial Officer
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:     /s/ Jacob Stapleford
Name: Jacob Stapleford
Title: Assistant Vice President
COMPUTERSHARE TRUST COMPANY, N.A., as Note Administrator and as Custodian
By:     /s/ Eric Jacobson
Name: Eric Jacobson
Title: Vice President